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                                                                  Exhibit 23.2



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Ross Systems, Inc. on Forms S-8 (File Nos. 33-42036, 33-48226, 33-58584,
33-72108, 33-89128, 999-36745 and 333-44665) and Forms S-3 (File Nos.
33-89504, 333-19619, 333-06053, 333-44363 and 333-47877) as of our report dated August 21, 1997, on our audits of the consolidated financial statements and financial statements of Ross Systems, Inc. as of June 30, 1997 and 1996, and for the years ended June 30, 1997 and 1996, which report is included in the Annual Report on Form 10-K for the year ended June 30, 1998. We also consent to the references to our firm under the caption "Experts".



/s/ Price WaterhouseCoopers L.L.P.

Price WaterhouseCoopers L.L.P.
Atlanta, Georgia
September 28, 1998